Ehxibit 99.2
News
NYSE: BWS
For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports January and Year-End Retail Sales

        ST. LOUIS, MISSOURI, February 4, 2004 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced retail sales results for the four-week period, fourth quarter and 52-week fiscal year ended January 31, 2004. In a separate release, issued today, the Company also confirmed full-year earnings guidance for fiscal 2003 and introduced guidance for fiscal 2004 and 2005.

Famous Footwear Retail Sales

        Retail sales for Famous Footwear, the company's 893-store chain selling brand-name footwear for the family, were $55,500,000 for the four-week January period ended January 31, 2004, compared to $57,700,000 for the comparable period ended February 1, 2003. Same-store sales for the period decreased 5.4 percent.

        Fourth-quarter sales for Famous Footwear for the 13-week period reached $242,000,000, compared to $242,300,000 last year, and were down 2.3 percent for the quarter on a same-store basis. Sales for the 52-week fiscal year were $1,073,600,000, compared to $1,075,200,000 for fiscal 2002. Same-store sales for the year were down 2.4 percent.

        "January is a clearance month for our retail chains, as we focus on preparing to receive new spring goods," noted Brown Shoe Chairman and CEO Ron Fromm. "At Famous Footwear, we ended the month with inventory levels in good shape, down about 5 percent versus last year. Boot sales were strong across women's, men's and kid's, while sales of athletics and casual footwear were below last year."

Naturalizer Retail Store Sales

        January sales at Brown Shoe's domestic Naturalizer chain were $6,100,000, compared to $6,800,000 last January. Same-store sales decreased 0.6 percent.

        Naturalizer's fourth-quarter sales for the 13-week period were $29,000,000 compared to $30,800,000 the same period last year. Same-store sales for fourth quarter increased 0.4 percent. Full-year sales for the Naturalizer chain were $121,000,000 for the 52 weeks on an average base of 37 fewer stores, versus $134,400,000 for last year. Same-store sales for the year were up 1.1 percent.

        "Our Naturalizer chain had a strong boot season, as consumers increased their purchases of Naturalizer's fashion boots," Fromm said. "Soft sales of casual footwear and weather-related traffic declines in outlet stores caused the slight decrease in January."

MONTH, QUARTER AND YEAR-TO-DATE SALES (millions)

	FY 2003 (1/31/04)	FY 2002 (2/01/03)	% Change	Same-Store % Change	Stores Open 01/31/04 vs. 02/01/03
Jan. -Famous Footwear	$ 55.5	$ 57.7	(3.8)	(5.4)	893	918
4th Q -Famous Footwear	242.0	242.3	(0.1)	(2.3)
Y-T-D -Famous Footwear	1,073.6	1,075.2	(0.1)	(2.4)

Jan. -Naturalizer	$ 6.1	$ 6.8	(10.3)	(0.6)	208	217
4th Q -Naturalizer	29.0	30.8	(5.8)	0.4
Y-T-D -Naturalizer	121.0	134.4	(10.0)	1.1

Earnings and Conference Call

        Brown Shoe is scheduled to release its fourth-quarter and full-year earnings at 7:45 a.m. EST on Wednesday, February 25. A conference call to discuss fourth-quarter and full-year results will be held at 9:00 a.m. EST that same morning. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to the live web-cast, hosted by www.companyboardroom.com. At the website, click on the Individual Investor Center to locate the broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including projections of future earnings, that are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of pending litigation; (iii) intense competition within the footwear industry; and (iv) and political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Supergirl, Superman, Spider-Man and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com

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